Exhibit 99.1

YouthStream Media Networks, Inc.
Enters into Definitive Agreements to Acquire
Steel Mini-Mill Located in Ashland, Kentucky

New York, New York, February 25, 2005 - YouthStream Media Networks, Inc. (OTC Bulletin Board: YSTM) (the "Company") announced today that it had entered into definitive agreements to acquire KES Acquisition Company, LLC ("KES Acquisition"), the owner and operator of Kentucky Electric Steel, a steel mini-mill located in Ashland, Kentucky (the "Mill"). This transaction is expected to close on or about February 28, 2005, subject to customary closing conditions. The Company will consolidate the operations of the Mill through its ownership of KES Acquisition effective from the closing date.

The Mill has been producing steel for approximately fifty years, and was acquired by the sellers through a bankruptcy proceeding in September 2003. Following the acquisition, the Mill was refurbished and has been generating revenues since late January 2004.

In connection with the acquisition, the Company has formed a new subsidiary, YouthStream Acquisition Corp. ("Acquisition Corp."), in which the Company will own 80.01% of the total outstanding common stock and 100% of the voting common stock. The Company will capitalize Acquisition Corp. with an aggregate of $500,000 in cash. Acquisition Corp. will issue to the sellers of KES Acquisition (i) 25,000 shares of its non-convertible non-voting redeemable preferred stock with a redemption price equal to $25,000,000 and a 13% annual cumulative dividend and (ii) senior subordinated promissory notes in the aggregate principal amount of $40,000,000 with an annual interest rate of 8%. As part of this transaction, the remaining 19.99% common stock interest in Acquisition Corp. will be owned by the sellers of KES Acquisition.

For additional information with respect to this transaction, refer to the Current Report on Form 8-K filed with the Securities and Exchange Commission, which can be viewed online at www.sec.gov.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This news release may contain "forward-looking" statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the Company's expectations, beliefs, future plans and strategies, anticipated events or trends, business prospects, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this news release are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the forward-looking statements contained herein. Except as required by law, the Company undertakes no obligations to revise or update any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this news release.

For further information, contact the Company's investor relations at 212-883-0083.